Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statements No. 333-150982 and Form S-8 and No. 333-165904 on Form S-3 of our reports dated February 27, 2015, relating to the financial statements and financial statement schedules of Southern Copper Corporation, and Southern Copper Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Southern Copper Corporation’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2014.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

C.P.C. Miguel Angel Andrade Leven

Mexico City, Mexico

February 27, 2015